UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2008 (August 11, 2008)

ACI WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-25346	47-0772104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway, Suite 3350
New York, New York 10271

(Address of principal executive offices)  (Zip Code)

Registrant’s Telephone Number, Including Area Code: (646) 348-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e)   On August 11, 2008, ACI Worldwide, Inc. (the “Company”) entered into a Separation, Non-Compete, Non-Solicitation and Non-Disclosure Agreement and General Release with Mark R. Vipond, (the “Vipond Separation Agreement”), an executive officer of the Company. The Vipond Separation Agreement provides the terms and conditions of Mr. Vipond’s termination of employment with the Company which will be effective August 31, 2008 (the “Termination Date”).  Pursuant to the Vipond Separation Agreement, which is attached as Exhibit 10.1 to this Current Report and incorporated herein by this reference, the Company will pay Mr. Vipond each year for a period of two years from the Termination Date, in accordance with the Company’s normal pay periods, 50% of his average annual compensation (which consists of salary and cash compensation pursuant to incentive plans) for the three calendar years preceding the Termination Date (the “Average Annual Compensation”), less applicable withholdings and deductions (the “Additional Payments”).  The Average Annual Compensation equals $466,484.  In addition to the Additional Payments, the Company will pay Mr. Vipond an amount equal to the incentive compensation amount he would have received under the 2008 Executive Management Incentive Compensation Plan for the plan period from January 1, 2008 through June 30, 2008 based on his actual acheivement level thereunder.   Mr. Vipond will be subject, in certain circumstances, to non-competition and non-solicitation obligations for a period of twenty-four (24) months from the Termination Date and he will continue to be subject to certain confidentiality obligations.

Item 9.01 Financial Statements and Exhibits.

     (d) Exhibits

Exhibit
No.	Description
10.1	Separation, Non-Compete, Non-Solicitation and Non-Disclosure Agreement and General Release with Mark R. Vipond dated August 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACI WORLDWIDE, INC.

/s/ Victoria H. Finley
Victoria H. Finley, Vice President

Date:  August 15, 2008

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Separation, Non-Compete, Non-Solicitation and Non-Disclosure Agreement and General Release with Mark R. Vipond dated August 11, 2008